PROSPECTUS SUPPLEMENT
(To Prospectus dated April 25, 2001)

1,711,672 Shares

MASCO CORPORATION

Common Stock

This prospectus supplement relates to 1,711,672 shares of our common stock, par value $1.00 per share, that are being issued, plus an indeterminate number of shares that may later be issued, to the shareholders of Brasstech Inc. and Newport Metal Finishing, Inc., California corporations, as part of our payment in connection with our acquisition of the outstanding shares of stock in Brasstech and Newport. The additional shares may be issued after the acquisition to satisfy certain contingent obligations we have to the shareholders of Brasstech and Newport. We may also satisfy these contingent obligations in cash. We are acquiring all of the outstanding shares of Brasstech and Newport on June 14, 2002 through two merger transactions.

This prospectus supplement and the related prospectus may be used by persons who receive shares of our common stock in connection with the acquisition of Brasstech and Newport and who wish to resell the shares. The total number of shares being issued to these persons is less than 1% of our total outstanding shares. We have not authorized any other person to use this prospectus supplement or the related prospectus in connection with resales of shares without our prior written consent.

Our common stock is listed on the New York Stock Exchange under the symbol “MAS.” On June 13, 2002, the closing price of our common stock was $25.69 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 14, 2002